SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(A) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Natural State Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

523 S. Louisiana Street, Suite 175
Little Rock, AR 72201

TELEPHONE NUMBER:

(501) 374-2120

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Joshua R. Hopkins
523 S. Louisiana Street, Suite 175
Little Rock, AR 72201

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/ Yes                                /  / No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Little Rock and State of Arkansas on this 12th day of November, 2009

ATTEST:	Natural State Funds

/s/ Christie Reed	/s/ Joshua R. Hopkins
By: Christie Reed	By: Joshua R. Hopkins, President